ADVANCED MEDICAL, INC.

NEIL G. BERKMAN
1900 AVENUE OF THE AMERICAS
SUITE 2850
LOS ANGELES, CA 90067
(310) 277-5162                                  Company Contact:

                                                Joseph W. Kuhn
                                                President
                                                (619) 566-0426


                 ADVANCED MEDICAL, INC. (ASE) ISSUES $25,000,000
              CONVERTIBLE PROMISSORY NOTE TO DECISIONS INCORPORATED


     SAN DIEGO, CALIFORNIA, October 17, 1995. . .ADVANCED MEDICAL, INC.(ASE:AMA) today announced that it has entered into an agreement under which it will obtain $25 million. The agreement, which is with Decisions Incorporated, a Delaware corporation ("Decisions") wholly-owned by Jeffry M. Picower, the Chairman of Advanced Medical and also its controlling stockholder, was reached on October 12, 1995. Pursuant to the arrangement, in exchange for $25 million of loan proceeds, Advanced Medical will issue to Decisions a convertible promissory note (the "Note") to be secured by the assets of Advanced Medical. At the option of the holder, the principal portion of the Note may be converted into up to 9,523,809 shares of Advanced Medical's common stock, par value $.01 per share ("Common Stock"), at a conversion price of $2.625 per share, subject to anti-dilution protection. The conversion price is equal to the closing price of the Common Stock on October 11, the day immediately prior to the date on which the agreement was reached.

      The Note will bear interest at a rate of 7% per annum, with the first interest payment due on June 30, 1996 and with additional payments of interest due on each December 31 and June 30 thereafter. The Note will be due on January 4, 2001, subject to acceleration under circumstances described therein. Except for those specific terms described above, the provisions of the Note will otherwise be substantially similar to those of existing notes previously issued to Decisions.

      Joseph Kuhn, President of Advanced Medical said "We plan to use these funds to expand IMED's product line and distribution capabilities, including potential acquisitions"

      Advanced Medical, Inc., through its IMED Corporation subsidiary, is one of the country's largest manufacturers of intravenous infusion pumps and disposable administration sets.



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